UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: March 4, 2009 (February 26, 2009)

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On February 26, 2009, Endo Pharmaceuticals, Inc. (“Endo”) notified DURECT Corporation, a Delaware corporation (“DURECT”), that Endo is terminating, effective August 26, 2009, the License Agreement between Endo and DURECT dated March 10, 2005 (the “License Agreement”) relating to DURECT’s proprietary transdermal sufentanil patch (TRANSDUR™-Sufentanil), thus returning Endo’s rights in the U.S. and Canada to develop and commercialize TRANSDUR(TM)-Sufentanil to DURECT. Endo has committed to assist in an orderly and rapid transition of this program back to DURECT.

Under the terms of the License Agreement, Endo would be responsible for development and regulatory filing responsibilities in the U.S. and Canada, including the funding thereof, and DURECT would perform all formulation development for Endo unless DURECT defaults on such obligations and would be reimbursed for DURECT’s fully allocated cost in performance of such work. Endo would also be responsible and pay for the manufacture, marketing, sales and distribution of TRANSDUR-Sufentanil in the U.S. and Canada. In connection with the execution of the License Agreement, Endo paid DURECT an upfront fee of $10.0 million. The License Agreement further provided that DURECT would receive additional payments of up to approximately $35.0 million in the aggregate if predetermined regulatory and commercial milestones were achieved, and if the product had been commercialized by Endo, Endo would have paid DURECT product royalties based on the net sales of TRANSDUR-Sufentanil. Under the License Agreement, DURECT would have retained the right to co-promote TRANSDUR-Sufentanil under terms specified in the License Agreement. The License Agreement provided each party with specified termination rights, including the right of each party to terminate the agreement upon material breach of the agreement by the other party. In addition, Endo had the right, among others, to terminate the License Agreement at any time without cause upon six months’ written notice to DURECT, which right Endo exercised on February 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: March 4, 2009	By:	/s/ James E. Brown
James E. Brown President and Chief Executive Officer